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                                                                 EXHIBIT A(3)(c)


                          SCHEDULE OF SALES COMMISSIONS


                                               Base        Expense   Total Sales
                                             Commissions  Allowance  Commissions
                                             -----------  ---------  -----------
        Year 1* . . . . . . . . . . . . . . .  50.00%     125.00%     112.50%
        Year 2 - Year 10. . . . . . . . . . .   2.50%     125.00%       5.63%
        Year 11+. . . . . . . . . . . . . . .   2.50%     125.00%       5.63%




     * In Year 1, the base commission is payable up to the breakpoint premium. The amount of commission paid on the premium received in excess of the breakpoint premium is 3%.